Exhibit 10.2

Qualified ISO

Employee

Grant date: March 16, 2016

COMMERCE UNION BANCSHARES, INC.

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT (this “Agreement”) is dated as of the 16th day of March, 2016 (the “Grant Date”), by and between Commerce Union Bancshares, Inc., a Tennessee corporation (the “Company”), and Wallace Edwin Gammon, Jr. (the “Optionee”).

WHEREAS, the Option (as defined below) evidenced by this Agreement is granted under the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan, dated June 18, 2015, as such plan may be amended from time to time (the “Plan”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and in further consideration of the services to be rendered by the Optionee to the Company or to a “parent corporation” or a “subsidiary corporation” thereof, as such terms are defined in Code Sections 424(e) and (f) (each, an “Affiliate”), the Company and Optionee agree as follows:

1. Incorporation of the Plan; Capitalized Terms; Acceptance.

(a) The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Board, or its designated committee, shall have the final authority to interpret and construe the Plan and this Agreement and to make any and all determinations thereunder, and its decision shall be binding and conclusive upon Optionee and Optionee’s legal representative in respect of any questions arising under the Plan or this Agreement. As used herein, the term “Board” shall be construed to mean the board of directors of Company or a committee of the Board with authority to administer the Plan. In the event of a discrepancy between the Plan and this Agreement, the provisions of the Plan shall control.

(b) Optionee hereby acknowledges receipt of a copy of the Plan and this Agreement as evidenced by Optionee’s separate execution of the Optionee’s Acceptance Form found at Exhibit A of this Agreement. Optionee has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions of the Plan and this Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of the Option (as defined below) or disposition of the underlying shares and that Optionee should consult with Optionee’s tax advisor prior to such exercise or disposition.

2. Type and Grant of Option. Subject to the terms and conditions of this Agreement and the Plan, Optionee shall have the right and option to purchase 10,000 shares of Company common stock, par value $1.00 per share (the “Company Stock”), at the Option Price specified in Paragraph 3 below (the “Option”). The Option is intended to qualify as an Incentive Stock Option as set forth in Code Section 422 and any regulations promulgated thereunder; provided, however, the Company makes no representation or guarantee that the Option will qualify as an Incentive Stock Option. To the extent that the aggregate Fair Market Value (determined as of the Grant Date) of the shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000.00, the options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Non-Qualified Stock Options. Except as otherwise indicated by the context, the term “Optionee,” as used in this Agreement, shall be deemed to include any person who acquires the right to exercise this Option validly under the terms of this Agreement and the Plan.

3. Option Price. The exercise price for shares of Company Stock subject to the Option shall be $14.70 per share (the “Option Price”). The Option Price represents the Fair Market Value of the Company Stock on the Grant Date.

4. Vesting.

(a) The Option will become exercisable (“vest”) at a rate of twenty percent (20%) of the total number of shares subject to the Option on each of the first five anniversaries of the Grant Date, as indicated in the table below, provided that Optionee is still employed by the Company or any Affiliate thereof on the respective vesting date:

Vesting Date	March 16, 2017	March 16, 2018	March 16, 2019	March 16, 2020	March 16, 2021
Shares as to which Option vests	2,000	2,000	2,000	2,000	2,000

There shall be no proportional or partial vesting in the period prior to each vesting date, and all vesting shall occur only on the appropriate vesting date. The right of exercise shall be cumulative so that to the extent that the Option is not exercised in any period to the maximum extent permissible, it shall continue to be exercisable, in whole or in part, with respect to all shares for which it is vested until the earlier of the Expiration Date or the termination of this Option under the Plan.

(b) Notwithstanding anything to the contrary in subparagraph 4(a) above, in the event a Change in Control occurs, the Option shall immediately vest as to any Option shares that have not previously vested in accordance with said subparagraph 4(a).

(c) Notwithstanding anything to the contrary in subparagraph 4(a) above, in the event of the Disability of the Optionee prior to the Expiration Date, as defined in Paragraph 5 below, the Option shall immediately vest as to any option shares that have not previously vested in accordance with said subparagraph 3(a). The term “Disability” shall have the meaning set out in the Plan; provided, however, the parties agree that, to the extent necessary to comply with Code Section 409A, the definition of “Disability” hereunder shall be amended to the definition of “disability” required by Code Section 409A.

(d) Notwithstanding anything to the contrary in subparagraph 4(a) above, in the event of the Optionee’s Retirement, the Option shall immediately vest as to any Option shares that have not previously vested in accordance with said subparagraph 4(a) above.

5. Option Term. Subject to the terms of Paragraph 6 hereof, the Option may be exercised at any time, with respect to shares of Company Stock as to which it has vested, prior to the close of business on the 10th anniversary of the Grant Date (the “Expiration Date”). To the extent not exercised, the Option shall expire as of the Expiration Date.

6. Exercise of Option.

(a) Except as provided below, provided Optionee’s service to the Company, or to any Affiliate thereof, has not been terminated, as defined in the Plan, Optionee may exercise any vested portion of the Option prior to the applicable Expiration Date by transmitting notice of exercise, the form of which is attached hereto as Exhibit B, and the required payment by mail, wire transfer, or hand delivery to the chief executive officer, president, or chief financial officer of the Company, specifying the number of shares of Company Stock to be purchased and the aggregate Option Price tendered in payment for the shares in accordance with subparagraph 6(e) below. Such exercise shall be deemed effective upon Optionee placing in the United States mail or hand delivering such written notice together with the required payment.

(b) Except as provided in subparagraphs 6(c) and 6(d) below, in the event the employment of Optionee by the Company, or any Affiliate thereof, is voluntarily or involuntarily terminated, including without limitation, in the event of the Retirement of Optionee as defined in the Plan, Optionee may exercise any vested portion of the Option within three (3) months after such termination, but in no event later than the applicable Expiration Date, unless such termination is for Cause, as defined in the Plan. In the event Optionee’s employment is terminated for Cause, Optionee may not exercise any portion of the Option, vested or unvested.

(c) In the event Optionee’s employment by the Company, or any Affiliate thereof, terminates as a result of Optionee’s Disability, Optionee may exercise the vested portion of the Option, but only within such period of time beginning on the date of termination and ending on the earlier of (i) the date twelve (12) months following Optionee’s termination for Disability, or (ii) the Expiration Date.

(d) If Optionee dies while actively employed by the Company, or by any Affiliate thereof, or within three (3) months following termination of Optionee’s active employment by the Company, or any Affiliate thereof, any vested portion of the Option may be exercised by the personal representative of the estate of Optionee or by any person who has acquired the Option from Optionee by bequest or inheritance, but only within such period of time ending on the earlier of (i) the date twelve (12) months following Optionee’s death or (ii) the Expiration Date.

(e) Payment of the Option Price for the number of shares of Company Stock as to which the Option is exercised, to the extent permitted by applicable statutes and regulations, shall be paid:

(i) In cash, certified or cashier’s check, or wire transfer payable to the order of the Company, in an amount equal to the Option Price per share multiplied by the number of shares as to which the Option is exercised. The Company shall have the right to require a cash payment upon the exercise of the Option in connection with an obligation, if any, of the Company to withhold taxes;

(ii) By delivery to the Company of other shares of Company Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate Option Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Optionee identifies for delivery specific shares that have a Fair Market Value on the date of attestation equal to the Option Price (or portion thereof) and receives a number of shares equal to the difference between the number of shares thereby purchased and the number of identified attestation shares;

(iii) Through a cashless exercise program established with a broker; provided however, the Option will lose its Incentive Stock Option status if certain holding requirements are not met through a cashless exercise program;

(iv) By any combination of the foregoing methods; or

(v) In any other form of legal consideration acceptable to the Company.

7. Adjustment Upon Changes in Capitalization.

(a) If at any time during the period when the Option may be exercised the Company shall declare a dividend payable in shares of Company Stock (or any security convertible into or granting rights to purchase shares of Company Stock) or split the then outstanding shares of Company Stock into a greater number of shares, the number of shares of Company Stock which may be purchased upon the exercise of the Option at the time of the record date for such dividend or at the time of such stock split shall be proportionately increased and the Option Price per share proportionately decreased as of such time, and, conversely, if at any time the Company shall reduce the number of outstanding shares of Company Stock by combining such shares into a smaller number of shares, the number of shares of Company Stock which may be purchased upon the exercise of the Option shall at the time of such action be proportionately decreased and the Option Price per share proportionately increased.

(b) If the Company consolidates or merges with or into another corporation (whether or not the Company shall be the surviving entity), or sells all or substantially all of its assets as part of a reorganization within the meaning of Code Section 368, or reclassifies or reorganizes its capital structure (except a stock dividend, split, or combination covered by subparagraph 7(a) hereof, the number of shares of Company Stock subject to the Option shall be increased or decreased to reflect the number of shares which the Optionee would have been entitled to receive in connection with such transaction if the shares of Company Stock subject to the Option had been issued and held by Optionee on the date immediately prior to the date the transaction is consummated (the “Transaction Date”). Notice of such consolidation, merger, sale, reclassification, or reorganization and of said provisions proposed to be made shall be mailed to Optionee not less than 15 days prior to such Transaction Date. As a condition to any reorganization, reclassification, consolidation, merger, or sale, in which the Company is not the survivor, the Company or any successor, surviving, or purchasing corporation, as the case may be, shall agree that it is bound by the Option, that it will satisfy all of the obligations of the Company hereunder, and that Optionee shall have the right, upon exercise of the Option on the terms and conditions hereof, to receive the kind and amount of stock, securities, or assets receivable upon such reorganization, reclassification, consolidation, merger, or sale, including the number of shares of Company Stock issuable upon exercise of the Option immediately prior to such reorganization, reclassification, consolidation, merger, or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this subparagraph 7(b). Notwithstanding the foregoing provisions of this subparagraph 7(b), in the event of any such consolidation, merger, sale, reclassification or reorganization, the Board, or its designated committee, may, in its discretion and upon at least 15 days’ advance notice to Optionee, cancel the Option and pay to Optionee the value of the Option based upon the price per share of Company Stock received or to be received by other shareholders of the Company in the transaction provided, that if at the time of the transaction, the Option Price of the Option equals or exceeds the price paid or to be paid for a share of Company Stock in connection with the transaction, the Board, or its designated committee, may cancel the Option without the payment of any consideration therefor.

8. Tax Liability and Withholding. Notwithstanding any action the Company takes with respect to any or all income tax, social security insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Optionee’s responsibility, and the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting, or exercise of the Option or the subsequent sale of any shares acquired on exercise. Further, the Company does not commit to structure the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items. If the Company, in its discretion, determines that it is obligated to withhold any tax in connection with the exercise of the Option, the Optionee must make arrangements satisfactory to the Company to pay or provide for any applicable federal, state and local withholding obligations of the Company. The Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of the Option by any of the following means: (a) tendering a cash payment; or (b) delivering to the Company previously owned and unencumbered shares of Company Stock. The Company has the right to withhold from any compensation paid to the Optionee.

9. Qualification as Incentive Stock Option. It is understood that this Option is intended to qualify as an Incentive Stock Option as defined in Code Section 422 to the extent permitted under applicable law. Accordingly, the Optionee understands that in order to obtain the benefits of an Incentive Stock Option, no sale or other disposition may be made of shares for which Incentive Stock Option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date. The Optionee understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Optionee incurs in the event that the Internal Revenue Service for any reason determines that the Option does not qualify as an Incentive Stock Option within the meaning of the Code.

10. Disqualifying Disposition. If Optionee disposes of the shares of Company Stock received upon the exercise of the Option prior to the expiration of either two (2) years from the Grant Date or one (1) year from the date the shares are transferred to Optionee pursuant to the exercise of the Option (a “Disqualifying Disposition”), Optionee shall notify the Company in writing within 30 days after such disposition of the date and terms of such disposition. Optionee also agrees to provide the Company with any information concerning any such disposition as the Company requires for tax purposes. The Company is under no obligation (a) to recognize any Disqualifying Disposition; (b) to transfer on its books any of the shares of Company Stock which shall have been sold or transferred in violation of any of the provisions set forth herein; or (c) to treat as owner of such shares or to pay dividends to any transferee to whom any such shares shall have been so sold or transferred.

11. Compliance with Law. The exercise of the Option and the issuance and transfer of shares of Company Stock subject thereto shall be subject to compliance by the Company and Optionee with all applicable requirements of federal and state securities laws and regulations and all applicable requirements of any stock exchange on which the Company’s shares of Company Stock may be listed. No shares of Company Stock shall be issued pursuant to this Option unless and until any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

12. Delivery of Evidence of Ownership. As soon as practicable after an exercise hereunder, in whole or in part, the Company at its expense shall cause to be issued in the name of and delivered to Optionee book entry evidence of the number of duly authorized, fully paid, and non-assessable shares of Company Stock to which Optionee is entitled upon such exercise. All deliveries of evidence of ownership shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Company’s Stock is then listed, or any national securities exchange system upon whose system the Company’s Stock is then quoted, or any applicable federal, state or other securities law or other applicable corporate law. The Company may make such notations in book entry format as required or appropriate to reference such restrictions.

13. Reservation of Shares. Except as otherwise restricted by the Plan, the Company shall at all times reserve and keep available a number of authorized but unissued shares of Company Stock sufficient to permit the exercise in full of the Option.

14. Reservation of Rights by Company. When the transfer of the Company Stock subject to the Option may, in the opinion of the Company, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Company reserves the right to refuse to transfer such Company Stock, and shall return any tendered Option Price therefor.

15. No Rights or Liabilities as Shareholder. Optionee shall have no rights or any obligations or liabilities as a shareholder of the Company with respect to any shares which may be purchased upon exercise of the Option unless and until such shares are duly issued to Optionee.

16. No Employment Rights. Nothing in this Agreement, including the grant of the Option hereunder, shall confer on Optionee any right to continue in the active employment of the Company, or any Affiliate thereof, or interfere in any way with the right of the Company, or any Affiliate thereof, at any time to terminate or modify the terms or conditions of such employment.

17. Transferability. The Option shall not be transferable by Optionee otherwise than by last will and testament or by the laws of descent and distribution. The Option may be exercised during Optionee’s lifetime only by Optionee. Without limiting the generality of the foregoing, the Option may not be assigned, transferred, pledged, or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of the Option contrary to the provisions hereof, or by the levy of any attachment or similar process upon Optionee, shall be void and of no force or effect and shall result in the forfeiture of any unexercised shares subject to the Option.

18. Plan Terms. The terms of the Plan, pursuant to which this Agreement is made, are incorporated herein by reference and expressly made a part of this Agreement. In the event of any contradiction or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Plan.

19. Rule 16b-3. This Agreement and the Option granted hereunder shall be limited and construed in such respects as may be necessary in order that it will receive the full benefit of the exemption from liability provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation to the extent applicable.

20. Code Section 409A. The intent of the parties is that benefits under this Agreement shall be exempt from the provisions of Code Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Optionee or any damages for failing to comply with Code Section 409A hereunder or otherwise.

21. Governing Law. This Agreement is to be construed and enforced in accordance with and governed by the procedural provisions and substantive law of the State of Tennessee, including, without limitation, that state’s law of privilege, without giving effect to its conflicts of law principles.

22. Miscellaneous.

(a) Amendment of Agreement. The Company has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively, without Optionee’s consent, unless such action adversely affects Optionee’s rights under this Agreement. Notwithstanding the previous sentence, in no event shall the Company (i) re-price the Option such that the Option Price is less than the Fair Market Value at the time of re-pricing; (ii) extend the term of an “in-the-money” Option beyond the shorter of the original Expiration Date or ten (10) years from the Grant Date; (iii) provide for deferral of Option gains or deferred payment of an exercisable Option; or (iv) make any other modification to this Agreement that would cause the Option to be subject to Code Section 409A. In the event that any such modification(s) are made to the Option, the modification may be rescinded by the Company’s board of director or its compensation committee, as determined under the Plan, before the last day of the calendar year in which the modification is made, or, if earlier, the date the Option is exercised.

(b) Notices. All notices under this Agreement shall be mailed or delivered by hand to the Optionee at the Optionee’s address registered with the Company and to the Company at the physical address of the main office of the Company, or at such other addresses as the parties may from time to time provide to each other in writing.

(c) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Optionee or the Company to the Company’s Compensation Committee for review. The resolution of such dispute by the Compensation Committee shall be final and binding on the Optionee and the Company.

(d) Successors and Assigns. The Company may assign any of its rights or delegate any of its obligations under this Agreement without the prior consent of the Optionee. The Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Optionee and the Optionee’s executors, administrators, and the person(s) to whom this Agreement may be transferred by will or the laws of descent or distribution.

(e) Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

(f) Discretionary Nature of Plan. The Plan is discretionary and may, subject to the terms of the Plan, be amended, cancelled, or terminated by the Company at any time, in its discretion. The grant of the Option in this Agreement does not create any contractual right or other right to receive any options or other awards in the future. Future awards or grants, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment with the Company or any Affiliate thereof.

(g) No Impact on Other Benefits. The value of the Optionee’s Option is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

IN WITNESS WHEREOF, the Company and Optionee have duly executed this Incentive Stock Option Agreement as of the date first above written.

COMMERCE UNION BANCSHARES, INC.		OPTIONEE

By:	/s/ William R. DeBerry	By:	/s/ Wallace Edwin Gammon, Jr.
	William R. DeBerry		Wallace Edwin Gammon, Jr.
Chairman and CEO

EXHIBIT A

OPTIONEE’S ACCEPTANCE

I, Wallace Edwin Gammon, Jr., hereby accept the foregoing Incentive Stock Option Agreement and agree to the terms and conditions thereof. Furthermore, I hereby acknowledge having received and read a copy of the Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan, as amended, and agree to comply with it and all applicable laws and regulations.

OPTIONEE

/s/ Wallace E. Gammon Jr.
Signature
Wallace E. Gammon Jr.
Print name

608 Patriot Lane
Franklin, Tennessee 70508
Address

EXHIBIT B

[Optionee may use this form or any similar form that contains the required information.]

Notice of Stock Option Exercise

Date:	[1]

Commerce Union Bancshares, Inc.

1736 Carothers Parkway, Suite 100

Brentwood, Tennessee 37027

Attention: Chief Financial Officer

Dear Sir or Madam:

I am the holder of                      2 Stock Option granted to me under the 2015 Commerce Union Bancshares, Inc. 2015 Equity Incentive Plan on                      3 for the purchase of              4 shares of Company Stock at the purchase price of $                      5 per share.

I hereby exercise my option to purchase                      6 shares of Company Stock for which I have enclosed              7 in the amount of              8. Please register my stock as follows:

Name(s):

Address:

Tax I.D. or Social Security Number:

I represent, warrant and covenant as follows:

•	I am purchasing the shares for my own account for investment only and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act of 1933 (the “Securities Act”), or any rule or regulation under the Securities Act.

•	I have had such opportunity as I have deemed adequate to obtain from representatives of the Company such information as is necessary to permit me to evaluate the merits and risks of my investment in the Company.

[1]	Enter date of Exercise.
[2]	Enter either “an Incentive” or “a Non-statutory.”
[3]	Enter date of grant.
[4]	Enter the total number of shares of Company Stock for which the Option was granted.
[5]	Enter the Option Exercise Price per shares of Company Stock.
[6]	Enter the number of shares of Company Stock to be purchased upon exercise of all or part of the Option.
[7]	Enter “cash,” “wire transfer,” “personal check,” or if permitted by the Agreement and the Plan, “stock certificates Nos. XXXX and ZZZZ (or evidence of book entry ownership of such shares).
[8]	Enter the dollar mount (price per shares x the number of shares to be purchased), or the number of shares tendered. The Fair Market Value of shares tendered, together with cash or check, must cover the purchase price of the shares issued upon exercise.

•	I have had sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the shares and to make an informed investment decision with respect to such purchase.

•	I can afford a complete loss of the value of the shares and am able to bear the economic risk of holding such shares for an indefinite period.

Very truly yours,

Signature